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                                 EXHIBIT 4.1.2




                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                          c/o Prudential Capital Group
                         One Gateway Center, 11th Floor
                          7-45 Raymond Boulevard West
                         Newark, New Jersey 07102-5312





                                 July 19, 1996




Haverty Furniture Companies, Inc.
866 West Peachtree Street, N.W.
Atlanta, GA  30308-1123
Attention:   Dennis L. Fink
             Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

         Reference is made to that certain Note Agreement dated as of December 29, 1993 (the "Note Agreement"), between Haverty Furniture Companies, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential"). Terms not otherwise defined herein are used with the respective definition given them in the Note Agreement.

         Pursuant to paragraph 12C of the Note Agreement as holder of all of the Notes, Prudential hereby agrees with the Company as follows:

         1. Section 7A(ii) of the Note Agreement is hereby amended and restated in its entirety as follows:

             "(ii) Consolidated Debt (less 50% of Unused Capacity for Financed Receivables) to exceed 60% of Consolidated Capitalization (less 50% of Unused Capacity for Financed Receivables); or"

         2.  Sections 7B(5) and 7B(7) of the Note Agreement are hereby amended and restated in their entirety as follows:
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Haverty Furniture Companies, Inc.
July 19, 1996
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                 "7B(5)  SALE OR DISCOUNT OF RECEIVABLES.  Sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable except (i) in a Receivables Financing that could not, or over time, violate paragraph 7A(v) above, provided that, on the date of any proposed Receivables Financing and immediately upon giving effect thereto, the Financed Receivables Amount does not exceed the Retained Receivables Amount, or (ii) to any Subsidiary or to the Company;"

                 "7B(7) TRANSACTIONS WITH RELATED PARTY. Effect any transaction with any Affiliate or Subsidiary by which any asset or services of the Company or a Subsidiary is transferred to such Affiliate or Subsidiary, or from such Affiliate or Subsidiary, or enter into any other transaction with an Affiliate or Subsidiary, on terms more favorable than would be reasonably expected in a similar transaction with an unrelated entity, except for sales of accounts and notes receivable by the Company to any Subsidiary or by any Subsidiary to the Company or to any other Subsidiary as permitted under paragraph 7B(5)."

         3. Section 7C of the Note Agreement is hereby amended by deleting the word "and" at the end of Section 7C (iii) and adding the following subsection (v) at the end of Section 7C:

                 "and (v) the Company may dispose of its accounts or notes receivable, trade names or service marks to any Subsidiary."

         4. Section 11B of the Note Agreement is hereby amended by adding, in alphabetical order, the following definition:

                 "Unused Capacity for Financed Receivables" shall mean the difference between (i) 55% of the sum of Retained Receivables plus Financed Receivables, and (ii) Financed Receivables.
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Haverty Furniture Companies, Inc.
July 19, 1996
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         5.      Except to the extent amended by the provisions hereof, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.

         If you agree to the foregoing, please sign each copy of this letter enclosed and return two of them to Prudential, at which time this letter shall become a binding agreement between us as of the date above written.


                                        Very truly yours,



                                        THE PRUDENTIAL INSURANCE
                                        COMPANY OF AMERICA



                                        By: /s/ Robert R. Derrick
                                            -----------------------------
                                            Name:   Robert R. Derrick
                                            Title:  Senior Vice President


Agreed to and accepted
as of July 19, 1996

HAVERTY FURNITURE COMPANIES, INC.



By: /s/ Dennis L. Fink
    ------------------------------------
    Name:   Dennis L. Fink
    Title:  Executive Vice President and
            Chief Financial Officer